Exhibit 99.2

Regulation FD Disclosure

Timekeeping Contract with City of New York

Since 2000, the Company has performed under a systems development and implementation contract relating to an automated time and attendance and workforce management system (CityTime) for certain agencies of the City of New York (City). The Company has billed approximately $635 million under the contract through May 31, 2011. During fiscal 2011, the Company and the City entered into a contract amendment that provided for, among other things, modified performance requirements for the Company to complete the contract. The Company believes it has substantially completed its performance obligations under the amended contract and has outstanding receivables of approximately $40 million as of May 31, 2011, reflecting the amount owed by the City to the Company under the terms of the amended contract and prior amendments to the contract.

In the course of conducting an internal investigation of the CityTime program, the Company discovered that it could not validate all the time recorded to the contract by its CityTime program manager. As a consequence, the Company could not determine the extent to which any time may have been incorrectly overbilled to the City for this employee. The Company then informed the City on May 23, 2011 that it had terminated the employment of this employee and offered to voluntarily refund approximately $2.5 million, representing all of this employee’s time directly billed to the City. The Company recorded a liability of approximately $2.5 million as of April 30, 2011, associated with its offer to refund this amount.

The U.S. Attorney’s Office for the Southern District of New York is conducting a criminal investigation relating to the CityTime program. In December 2010, the U.S. Attorney’s Office filed a criminal complaint against six individuals who were employees of the quality assurance vendor that was under a direct contract with the New York City Office of Payroll Administration, or were principals of staffing firms that provided staff to the CityTime program as second-tier subcontractors to the Company, or were otherwise relatives of those individuals. On February 10, 2011, a federal grand jury indicted four of the individuals and added another individual defendant. On May 27, 2011, a criminal complaint was filed against the former Company employee whose time charges were subject to the refund offer. The complaint alleges that this former employee conspired to defraud the City into extending the duration of and overpaying for the CityTime project and personally received kickbacks totaling $5.6 million. It also alleges that he defrauded the Company by depriving it of his honest services, and charges him with money laundering to conceal proceeds of the fraudulent schemes. The Company is continuing to cooperate with the U.S. Attorney’s investigation but cannot predict its outcome.

Statements have been issued from the City’s Office of the Mayor and Office of the Comptroller indicating that the City’s Department of Investigation would conduct a more extensive investigation regarding the CityTime contract, and that the City would withhold payment of amounts owing to the Company until the investigation was complete. In addition, these statements have also indicated that the City intends to pursue the recovery of costs associated with the CityTime program that the City’s investigation reveals were improperly charged to the City. The City has not filed any claim against the Company or otherwise requested reimbursement or return of payments previously made to the Company and the Company has not recorded any liabilities relating to this contract other than the approximately $2.5 million it offered to refund. However, there is a reasonable possibility of additional exposure to loss that is not currently estimable if there is an adverse outcome. An adverse outcome of any of these investigations may result in non-payment of amounts owed to the Company, a demand for reimbursement of other amounts previously received by the Company under the contract, claims for additional damages, and/or fines and penalties, which could have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows.